UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 14, 2012

Home BancShares, Inc.

(Exact name of registrant as specified in its charter)

Arkansas

(State or other jurisdiction of incorporation)

000-51904	71-0682831
(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)

(501) 328-4770

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On August 14, 2012, Home BancShares, Inc. (“HBI”) entered into an Asset Purchase Agreement (the “Agreement”) with Premier Bank Holding Company, a Florida corporation and bank holding company (“PBHC”). Pursuant to the terms of and subject to the conditions set forth in the Agreement, HBI has agreed to purchase all of the issued and outstanding shares of common stock (the “Acquired Assets”) of PBHC’s wholly-owned subsidiary, Premier Bank, a Florida state-chartered bank that operates in the Tallahassee, Florida area (“Premier”) for a cash purchase price of $1,415,000 (the “Acquisition”). Immediately following the Acquisition, HBI intends to merge Premier with and into HBI’s wholly-owned subsidiary, Centennial Bank, an Arkansas state-chartered bank (“Centennial”).

As of June 30, 2012, Premier had $282.4 million in total assets, $179.5 million in loans and $253.0 million in customer deposits. They are conducting banking business from six locations in the Florida panhandle cities of Tallahassee (five) and Quincy (one).

HBI will purchase the Acquired Assets free and clear of all liens, claims and encumbrances and will assume no liabilities of PBHC. The Agreement contemplates that PBHC will file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Florida (the “Bankruptcy Court”). HBI’s purchase of the Acquired Assets will be conducted under the provisions of Section 363 of the Bankruptcy Code and will be subject to proposed bidding procedures, which must be approved by the Bankruptcy Court, and PBHC’s receipt of a more favorable bid at auction. Under the Agreement, HBI will be entitled to a “stalking-horse bidder fee” of up to $550,000 in certain circumstances, including the consummation of an acquisition of the Acquired Assets by another bidder.

HBI and PBHC have made customary representations, warranties and covenants in the Agreement.

The closing of the Acquisition is expected to occur in the fourth quarter of 2012 and is subject to (i) the Bankruptcy Court entering a final sale order relating to the Acquired Assets; (ii) approval of appropriate regulatory authorities and (iii) the satisfaction of other customary conditions.

All capitalized terms used herein but not otherwise defined are ascribed the meanings as given in the Agreement. The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Cautionary Statement

The Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of the parties thereto. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered in connection with the execution of the Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

Item 7.01	Regulation FD Disclosure

On August 14, 2012, HBI issued a press release announcing a definitive agreement with PBHC to purchase the Acquired Assets of Premier. Copies of the press release and related supplemental materials are attached as Exhibits 99.1 and 99.2 to this Current Report and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

2.1	Asset Purchase Agreement By and Between Premier Bank Holding Company and Home BancShares, Inc., dated as of August 14, 2012.*

99.1	Press Release: Home BancShares, Inc. and Centennial Bank Announce Agreement With Premier Bank Holding Company.

99.2	Supplemental materials to Press Release dated August 14, 2012.

*	The disclosure schedules referenced in the Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of SEC Regulation S-K. HBI hereby undertakes to furnish supplementally a copy of the omitted disclosure schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc.
(Registrant)

Date: August 15, 2012	/s/ RANDY MAYOR
Randy Mayor
Chief Financial Officer